EXHIBIT 23.10

                              EMPLOYMENT AGREEMENT
                                 BY AND BETWEEN
                       MEDICAL INDUSTRIES OF AMERICA, INC.
                                       AND
                             E. NICHOLAS DAVIS, III

      THIS EMPLOYMENT AGREEMENT (the "Agreement") is effective on March 15th, 1998 by and between Medical Industries of America, Inc., a Florida corporation (the "Company"), and E. Nicholas Davis, ill ("Employee") and shall supersede that Employment Agreement effective November 1, 1997 by and between the Company's wholly owned subsidiary , PRN of North Carolina, Inc. ("PRN") and Employee (the "PRN Agreement").

      WHEREAS, PRN and Employee entered into the PRN Agreement; and

      WHEREAS, Company desires to utilize the services of Employee relative to other aspects of its business and Employee is desirous of performing such services as directed by the Company's CEO and President; and

      WHEREAS, PRN and Employee have agreed to terminate the PRN Agreement contemporaneous with the execution of this Agreement;

      WHEREAS, PRN, the Company and Employee desire to enter into this Agreement to memorialize their oral agreements, to assure the Company of the services of Employee for the benefit of the Company and to set forth the respective rights and duties of the parties hereto.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions set forth herein, PRN, the Company and Employee agree as follows:

                                   ARTICLE I

                                   EMPLOYMENT

      1.1 EMPLOYMENT. Upon the execution of this Agreement by all parties, PRN and the Employee hereby terminate the PRN Agreement without any further obligation on the part of either party except that PRN shall be responsible to Employee for all accrued but unpaid compensation. Contemporaneous with such termination (the "Commencement Date"), Company employs Employee, and Employee accepts such employment, all upon the terms and conditions set forth herein.
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      1.2 SERVICES. During the Term (as hereinafter defined) hereof, Employee agrees to perform diligently and in good faith such duties and services for the Company as directed by the President and CEO of the Company, Employee agrees to devote all reasonable efforts and substantially all of his full business time, energies and abilities to .the services to be performed hereunder and for the exclusive benefit of the Company, Employee shall be vested with such authority as delegated by the President or CEO of the Company.

      1.3 LOCATION. The principal place of employment and the location of Employee's principal office shall be at 1903 S. Congress Ave., #400, Boynton Beach, Florida (the "Office"); provided, however, Employee shall, when requested by the CEO or President, or may. if he determines it to be reasonably necessary , temporarily perform outside of the Office such services as are reasonably required for the proper execution of his duties under this Agreement.

      1.4 REPRESENTATIONS. Each party represents and warrants to the other that he/it has full power and authority to enter into and perform this Agreement and that his/its execution and performance of this Agreement shall not constitute a default under or breach of any of the terms of any agreement to which he/it is a party or under which he/it is bound, Other than as provided herein. each parry represents that no consent or approval of any third party is required for his/its execution, delivery and performance of this Agreement or that all consents or approvals of any third party required for his/its execution, delivery and performance of this Agreement have been obtained.

                                   ARTICLE II

                                      TERM

      2.1 TERM. The term of Employee's employment hereunder (the "Term") shall commence as of the Commencement Date and shall continue through the third anniversary of the Commencement Date (the "Scheduled Termination Date"} unless renewed or earlier terminated pursuant to the provisions of this Agreement. This Agreement shall be automatically renewed for successive two (2) year terms unless the party electing not to renew provides the other party with written notice of such election at least ninety (90) days prior to the Scheduled Termination Date or the last day of the renewal term, as applicable.

                                  ARTICLE III

                                  COMPENSATION

      3.1 BASE SALARY. As compensation for the services to be rendered by Employee, the Company shall pay Employee, during the Term of this Agreement, an annual base salary of One Hundred Twenty Five Thousand Dollars ($125,000) commencing March 15th, 1998. Such base salary shall accrue monthly (prorated for periods less than a month) and shall be paid

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every two (2) weeks, in arrears. The balance of the deferred and unpaid salary due Employee from PRN (i.e., the difference between Employee's negotiated salary of $108,000 and the amounts actually paid prorated for the period November 1, 1997 through March 14d1, 1998) shall be paid on or before December 31St, 1998.

      3.2 INCENTIVE COMPENSATION. The Company shall also pay Employee during the term of this Agreement a fair and reasonable amount as incentive compensation as determined by the compensation committee of the Company including, without limitation, bonuses and the grant of favorable stock rights in such Company subsidiaries so as to allow Employee to participate in any spin-off or public offering of such subsidiaries securities.

      3.3 STOCK OPTIONS. In continuation of the pertinent provisions of the PRN Agreement relative to stock options, as modified herein, and subject to the provisions of Section 3.4, the Company grants to Employee options to acquire two hundred thousand (200,000) shares of the Company's voting common stock (the "Option Shares"), subject to the following terms and conditions:

            (a) The option price per Option Share will be equal to the fair market value of a share of the Company's common stock on the dare of grant which, for purposes of this Section 3.3, shall be one dollar and 25/100 ($1.25) per share.

            (b) The Option Shares shall vest pro rata at the end of each of the first two (2) years of this Agreement upon the approval of MIOA's compensation committee.

            (c) The right to exercise Option Shares shall expire (unless previously exercised in accordance with the terms of this Section 3.3), on December 31, 2005. Vested Option Shares shall be exercisable by Employee, in whole or in part, on or before such expiration by payment in full, in cash, by check or any other consideration permitted by applicable law, to the Company of the aggregate option price for the Option Shares so acquired.

            (d) All unvested Option Shares shall be subject to immediate forfeiture upon Termination For Cause (as such term is defined in Section
      7.1 hereof).

            (e) During the Term hereof and for a period of three (3) years thereafter, Employee shall have piggy-back registration rights relative to his MIOA's common stock and Option Shares.

      3.4 EFFECT OF CHANGES IN CAPITALIZATION.

            (a) If the number of outstanding shares of common stock of the Company is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any merger, share exchange,

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      consolidation, reorganization, recapitalization, reclassification, stock split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company, a proportionate and appropriate adjustment shall be made by the Company with respect to the number Option Shares then outstanding under Section 3.3, so that the proportionate interest of Employee immediately following such event shall, to the extent practicable, be the same as immediately prior to such event. Any such adjustment in the number of Option Shares shall not change the aggregate option price payable with respect to the then unexercised Option Shares, but shall include a corresponding proportionate adjustment in the option price per Option Share.

            (b) Adjustments under this Section 3.4 relating to Option Shares or securities of the Company shall be made by the Company's Board of Directors. No fractional shares or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding upward to the nearest whole share or unit.

      3.5 BENEFITS. Employee shall be entitled, during the Term hereof, to the same medical. hospital, pension, profit sharing, dental, disability and life insurance coverage and benefits as are available to the Company's most senior officers, a description of which is attached hereto as Schedule 3.5. together with the following additional benefits:

            (a) An automobile allowance of four hundred dollars ($400.00) per month; and

            (b) The Company's normal vacation allowance for all employees who are executive officers of the Company, but not more than three (3) weeks annually.

      3.6 WITHHOLDING. Any and all amounts payable under this Agreement, including, without limitation, amounts payable under this Article ill, which are subject to withholding for such federal, state and local taxes as the Company, in its reasonable judgment, determines to be required pursuant to any applicable law, rule or regulation wi11 be subject to the applicable withholding provisions.

                                   ARTICLE IV

                   WORKING FACILITIES, EXPENSES AND INSURANCE

      4.1 Working Facilities and Expenses. Employee shall be furnished with an office at the principal executive offices of the Company, or at such other location as agreed to by Employee and the Company, and other working facilities and secretarial and other assistance suitable to his position and reasonably required for the performance of his duties hereunder. The

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Company shall reimburse Employee for all of Employee I s reasonable expenses incurred while employed and performing his duties under and in accordance with the terms and conditions of this Agreement, subject to Employee's full and appropriate documentation, including, without limitation, receipts for all such expenses in the manner required pursuant to the Company's policies and procedures and the Internal Revenue Code of 1986, as amended (the "Code") and applicable regulations as are in effect from time to time.

      4.2 INSURANCE. The Company may secure in its own name or otherwise, and at its own expense, life, disability and other insurance covering Employee or Employee and others, and Employee shall not have any right, title or interest in or to such insurance other than r as expressly provided herein. Employee agrees to assist the Company in procuring such insurance by submitting to the usual and customary medical and other examinations to be conducted by such I physicians(s) as the Company or such insurance company may designate and by signing such applications and other written instruments as may be required by any insurance company to which application is made for such insurance.

                                   ARTICLE V

                             ILLNESS OR INCAPACITY

      5.1 RIGHT TO TERMINATE. If, during the Term of this Agreement, Employee shall be unable to perform in all material respects his duties hereunder for a period exceeding six (6) consecutive months by reason of illness or incapacity , this Agreement may be terminated by the Company in its reasonable discretion pursuant to Section 7.2 hereof.

      5.2 RIGHT TO REPLACE. If Employee I s illness or incapacity , whether by physical or mental cause, renders him unable for a minimum period of thirty (30) consecutive calendar days to carry out his duties and responsibilities as set forth herein, the Company shall have the right to designate a person to replace Employee temporarily in the capacity described in Article I hereof; provided, however, that if Employee returns to work from such illness or incapacity within the six (6) month period following his inability due to such illness or incapacity , he shall be entitled [0 be reinstated in me capacity described in
Article I hereof with all rights, duties and privileges attendant thereto.

      5.3 RIGHTS PRIOR TO TERMINATION. Employee shall be entitled to his full remuneration and benefits hereunder during such illness or incapacity unless and until an election is made by the Company to terminate this Agreement in accordance with the provisions of this Article.

      5.4 DETERMINATION OF ILLNESS OR INCAPACITY. For purposes of this Article V, the term "illness or incapacity" shall mean Employee's inability to perform his duties hereunder substantially on a full-time basis due to physical or mental illness as determined by a physician

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selected by the Company and the Employee.

                                   ARTICLE VI

                                CONFIDENTIALITY

      6.1 CONFIDENTIALITY. During the Term of this Agreement and thereafter, Employee agrees to maintain the confidential nature of the Company's trade secrets, including, without limitation. development ideas, acquisition strategies and plans, financial information. records, "know-how" , methods of doing business, customer, supplier and distributor lists and an other confidential information of the Company. Employee shall not use (other than in connection with his employment), in any way whatsoever, such trade secrets except as authorized in writing by the Company. Employee shall, upon the termination of his employment, deliver to the Company any and all records, books, documents or any other materials whatsoever (including all copies thereof) containing such trade secrets, which shall be and remain the property of the Company.

      6.2 NON-REMOVAL OF RECORDS. All documents, papers, materials, notes, boob, correspondence, drawings and other written and graphic records relating to the business of the Company which Employee shall prepare or use. or come into contact with, shall be and remain the sole property of the Company and effective immediately upon the termination of the Employee's employment for any reason. such materials shall not be removed from the Company's I premises without the Company I s prior written consent.

                                  ARTICLE VII

                                   TERMINATION

      7.1 TERMINATION FOR CAUSE. This Agreement and the employment of Employee may be terminated by the Company "For Cause" under anyone of the following circumstances :

            (a) Employee commits any material act of fraud, misappropriation or theft against the Company.

            (b) Employee's default or breach of any material provision of this Agreement; provided, that Employee shall not be in default or breach hereunder unless he shall have failed to cure such default or breach within thirty (30) days of written notice thereof by the Company to Employee.

            (c) Employee engages in willful misconduct in the performance of his duties hereunder; provided. that Employee shall not be in default hereunder unless he shall have

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      failed to cure such default or breach within thirty (30) days of written notice thereof by the Company to Employee.

            (d) Employee is convicted of a felony offense.

            (e) At the election of Employee by giving not less than thirty (30) days written notice to Company.

      A termination For Cause under this Section 7.1 shall be effective upon the date set forth in a written notice of termination delivered in accordance with the notice provisions of this Agreement.

      7.2 TERMINATION WITHOUT CAUSE. This Agreement and the employment of the Employee may be terminated "Without Cause" as follows:

            (a) By munla1 agreement of the parties hereto.

            (b) At the election of the Company (which shall be done by its giving not less than thirty (30) days written notice to Employee) in the event of an illness or incapacity described in Article V.

            (c) Upon the removal of Employee from his position with the Company or in the event the Company fails to afford Employee the power and authority generally commensurate with his position or if the Company is in breach of this Agreement.

            (d) Upon Employee's death.

            (e) At the election of the Employee if the Company requires Employee to relocate his residence outside of Florida.

      A termination Without Cause under Section 7.2(b) hereof shall be effective upon the date set forth in a written notice of termination delivered in accordance with the notice provisions of such sections. A termination Without Cause under Sections 7.2(a) or (d) hereof shall be automatically effective upon the date of mutual agreement or the date of death of the Employee. as the case may be. A termination Without Cause under Sections 7.2(c) hereof shall be effective upon the date of such event takes place.

      7.3 Effect of Termination For Cause. If Employee's employment is terminated "For Cause":

            (a)Employee shall be entitled to accrued base salary under Section
      3.1 hereof through the date of termination.

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            (b) Employee sha1l be entitled to receive all benefits as would have been awarded under Section 3.5 hereof through the date of termination, which benefits shall be .awarded as and when the same would have been awarded under the Agreement had it not been terminated.

            (c) Employee shall be entitled to accrued incentive compensation under Section 3.2 hereof through the date of termination.

            (d) Employee shall be entitled to reimbursement for expenses accrued through the date of termination in accordance with the provisions of
      Section 4.1 hereof.

            (e) All unvested Option Shares under Section 3.3 hereof shall be forfeited.

            (f) Except as provided in Article XI, this Agreement shall thereupon terminate and cease to be of any further force or effect.

      7.4 EFFECT OF TERMINATION WITHOUT CAUSE. If Employee's employment is terminated "Without Cause ":

            (a) Employee shall be entitled to accrued base salary under Section
      3.1 hereof through the date of termination.

            (b)Employee shall be entitled to receive all benefits as would have been awarded under Section 3.5 hereof through the date of termination, which benefits shall be awarded as and when the same would have been awarded under the Agreement had it not been terminated.

            (c) Employee shall be entitled to reimbursement for expenses accrued through the date of termination in accordance with the provisions of
      Section 4.1 hereof.

            (d) Employee sha1l be entitled to a lump sum severance payment in an amount equal to one hundred twenty five thousand dollars ($125,000.00).

            (e) Employee shall be entitled to receive an amounts of incentive compensation as would have been payable under Section 3.2 hereof through the original term of the Agreement, which amounts shall be paid as and when the same would have been paid under the Agreement had it not been terminated.

            (f) All unvested Option Shares under Section 3.3 hereof shall immediately vest in full.

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            (g) Except as provided in Article X, this Agreement shall thereupon terminate and cease to be of any further force or effect.

                                  ARTICLE VIII

                      NON-COMPETITION AND NON-INTERFERENCE

      8.1 NON-COMPETITION. Employee agrees that during the Term of this Agreement and. in the case of a termination "For Cause" for a period of two (2) years thereafter. Employee will not, directly, indirectly, or as an agent on behalf of or in conjunction with any person, firm, partnership, corporation or other entity, own, manage, control, join, or participate in the ownership, management, operation, or control of, or be financially interested in or advise, lend money to, or be employed by or provide consulting services to, or be connected in any manner with any person engaged in a business the same as or substantially similar to the Company's business which is located within a one hundred (100) mile radius of any Company business.

      8.2 NON-INTERFERENCE. Employee agrees that during the Term of this Agreement and, in the case of a termination "For Cause" , for a period of one
(1) year thereafter . Employee will not, directly, indirectly or as an agent on behalf of or in conjunction with any person, firm, partnership, corporation or other entity, induce or entice any employee of the Company to leave such employment or cause anyone else to do so.

      8.3 SEVERABILITY .If any covenant or provision contained in Article VIII is determined to be void or unenforceable in whole or in part, it shall nor be deemed to affect or impair the validity of any other covenant or provision. If, in any arbitral or judicial proceeding, a tribunal shall refuse to enforce all of the separate covenants deemed included in this Article VIII, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings.

                                   ARTICLE IX

                                 MISCELLANEOUS

      9.1 NO WAIVERS. The failure of either party to enforce any provision of this Agreement shall not be constI1led as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement.

      9.2 NOTICES. Any notice to be given to the Company and Employee under the terms of this Agreement may be delivered personally, by telecopy, telex or other form of written

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electronic transmission, or by registered or certified mail, postage prepaid, and shall be addressed as follows:

IF TO THE COMPANY:                  Medical Industries of America, Inc.
                                    1903 S. Congress Ave., #400
                                    Boynton Beach. FL 33463
                                    Attn: Paul C. Pershes, President

IF TO EMPLOYEE:                     E. Nicholas Davis, III
                                    759 Oakmont Lane
                                    Winter Haven, FL 33880

      A party may hereafter notify any other party in writing of any change in address. Any notice shall be deemed duly given (i) when personally delivered,
(ii) when telecopied, telexed or transmitted by other form of written electronic transmission (upon confirmation of receipt) or (iii) on the third day after it is mailed by registered or certified mail, postage prepaid, as provided herein.

      9.3 SEVERABILITY. The provisions of this Agreement are severable and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby.

      9.4 SUCCESSORS AND ASSIGNS. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, including the survivor upon any merger, consolidation, share exchange or combination of the Company with any other entity. Employee shall not have the right to assign, delegate or otherwise transfer any duty or obligation to be performed by him hereunder to any person or entity.

      9.5 ENTIRE AGREEMENT. This Agreement supersedes all prior and contemporaneous agreements and understandings between the parties hereto, oral or written, and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced. This Agreement was the subject of negotiation by the parties hereto and their counsel. The parties agree that no prior drafts of this Agreement shall be admissible as evidence (whether in any arbitration or court of law) in any proceeding which involves the interpretation of any provisions of this Agreement.

      9.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without reference to the conflict of law principles thereof.

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      9.7 SECTION HEADINGS. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the content of said sections .

      9.8 FURTHER ASSURANCES. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by the oilier party in order to carry out the provisions and purposes of this Agreement.

      9.9 GENDER. Whenever the pronouns "he" or "his" are used herein they shall also be deemed to mean "he" or "his" or "it" or "its" whenever applicable. Words in the singular shall be read and construed as though in the plural and words in the plural shall be read and construed as though in the singular in all cases where they would so apply.

      9.10 COUNTERPARTS. This Agreement may be executed in counterparts, all of which taken together shall be deemed one original.

      9.11 ENFORCEMENT. Notwithstanding anything herein to the contrary, all claims and disputes relating to this Agreement shall be subject to confidential binding arbitration in accordance with the National Health Lawyers Association Alternative Dispute Resolution Rules of Procedure for Arbitration then in force and with individuals knowledgeable of the medical industry serving as arbitrators. Written notice of demand for arbitration shall be filed with the other party to the Agreement and with the National Health Lawyers Association in Washington, D.C., within a reasonable time after the dispute has arisen. In the event either party resorts to legal action to enforce the arbitration results or any other provision of this Agreement, the prevailing party shall be entitled to recover the costs of such action so incurred, including. without limitation, reasonable attorneys' fees.

                                   ARTICLE X

                                    SURVIVAL

      10.1 SURVIVAL The provisions of Articles VI, VII, VIII, and IX of this Agreement shall survive the termination of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                            Medical Industries of America, Inc.,
                                            a Florida Carolina corporation.

                                            By:/s/ PAUL C. PERSHES
                                                   Paul C. Pershes, President

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                                            EMPLOYEE

                                            /s/ E. NICHOLAS DAVIS, III
                                                E. Nicholas Davis, III


                    AGREEMENT OF PRN OF NORTH CAROLINA, INC.

PRN of North Carolina, Inc. hereby represents that it has the requisite authority to enter into this Agreement and hereby consents to and agrees to be legally bound to the provisions set forth in this Agreement which pertain to it.

                                            PRN of North Carolina, Inc.

                                            By: /s/ RANDY LUBINSKY
                                                    Randy Lubinsky, CEO

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                       AMENDMENT TO EMPLOYMENT AGREEMENT

AMENDMENT TO EMPLOYMENT AGREEMENT made this 5th day of February, 1999 by and between MEDICAL INDUSTRIES OF AMERICA, INC., a Florida corporation (the "Employer") and NICK DAVIS (the "Employee").

RECITAL:

1. The Employer and the Employee entered into an Employment Agreement dated March 15, 1998 (the "Agreement") setting forth the terms and conditions of the employment of the Employee by the Employer.

2. The Employer and the Employee wish to amend the Agreement as set forth herein


NOW, THEREFORE, based on the foregoing and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

The term of the Agreement shall be extended to December 31, 2003, unless earlier terminated by either party pursuant to the terms of the Agreement Assuming all conditions of this Agreement have been satisfied and there has been no breach of the Agreement during its term, Employee may extend the term for an additional one (1) year term at Employee's election.

All other provisions of the Agreement shall remain in effect and unchanged.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Employment Agreement on the date first above written.

                                             MEDICAL INDUSTRIES OF AMERICA, INC.
                                             By:/s/ PAUL C. PERSHES
                                                    Paul C. Pershes, President

                                                /s/NICHOLAS DAVIS
                                                   Nick Davis